NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. Temporary Headquarters 5353 Essen Lane Baton Rouge, LA 70809

Financial Contacts: Kathleen L. Quirk (225) 765-2207	David P. Joint (225) 765-2205	Media Contact: William L. Collier (225) 765-2226

Freeport-McMoRan Copper & Gold Inc.
Updates Fourth Quarter 2005 Operations

BATON ROUGE, LA, November 29, 2005 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) provided an update on its progress to achieve record quarterly copper and gold sales volumes for the fourth quarter of 2005. Fourth quarter mining activities are focused on large-scale production of high-grade ore primarily from the “6 South” section of the Grasberg open pit. Based on fourth quarter-to-date operating performance through late November 2005, PT Freeport Indonesia’s (PT-FI) production is currently tracking approximately 5% below PT-FI’s quarterly estimated copper sales of 480 million pounds and 10% below PT-FI’s quarterly estimated gold sales of 1.1 million ounces. The quarter-to-date shortfall in production primarily reflects lower than expected ore grades, lower gold recoveries and the timing of in-process inventory in concentrate handling systems. Efforts are under way to access and process available higher grade ore in December in an effort to achieve targeted production volumes or to reduce the shortfall substantially.

Attaining PT-FI’s previously reported fourth quarter 2005 sales estimates of 480 million pounds of copper and 1.1 million ounces of gold and 2005 annual sales of 1.47 billion pounds of copper and 2.8 million ounces of gold is dependent on exceptional performance throughout the massive Grasberg operations in December. PT-FI’s 2005 metal sales may also be affected by sharing arrangements with its joint venture partner pursuant to an agreement following the Grasberg slippage event whereby approximately 40 million pounds of copper and 70,000 ounces of gold attributable to PT-FI in 2005 are contingent in part on meeting specified 2005 production targets.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, "Our operations are achieving strong overall performance in the mining of the high grade ore available to us in the Grasberg pit. While we are currently slightly short of metal production targets, our operations are focused on achieving optimal performance from our high volume, low cost operations and generating strong cash flows, which under our established financial policy are being directed to provide current returns to our shareholders.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

------------------------------------------------------------------------

Cautionary Statement: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

# # #